Exhibit 99.1

RADIANT LOGISTICS ANNOUNCES THE CLOSING OF

PUBLIC OFFERING OF 9.75% SERIES A CUMULATIVE

REDEEMABLE PERPETUAL PREFERRED STOCK

BELLEVUE, WA, December 20, 2013 – Radiant Logistics, Inc. (NYSE MKT: RLGT) a domestic and international logistics services company (the “Company”), today announced the completion of the public offering of 800,000 shares of its 9.75% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Shares”), liquidation preference $25.00 per share. The underwriters also exercised a portion of their overallotment option and purchased an additional 39,200 shares of stock from the Company at $25 per share. The Company received gross proceeds of approximately $21 million, before deducting the underwriting discount and other estimated offering costs.

The Company expects that the 9.75% Series A Preferred Shares will be listed on the NYSE MKT Stock Market under the symbol “RLGTPRA” effective upon the opening of trade on Monday, December 23, 2013 and that trading in the shares will commence immediately thereafter.

The Company intends to use the net proceeds from the sale of the 9.75% Series A Preferred Stock primarily to retire the outstanding balance owed under the senior subordinated notes issued to Caltius and reduce the amount outstanding under its credit facility with Bank of America, NA (“BofA”). After paying down the BofA credit facility the Company expects to have less than $5.0 million drawn on such credit facility. In the future, the Company may make additional borrowings under the credit facility, subject to the terms thereof, including the borrowing base, for working capital and general corporate purposes, including to fund potential acquisitions.

Sterne, Agee & Leach Inc. and Janney Montgomery Scott LLC acted as joint book running managers for the offering. Boenning & Scattergood, Inc. and National Securities Corporation acted as co-managers for the offering.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission (SEC). These securities may not be sold in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made solely by means of a written prospectus forming a part of the registration statement, copies of which may be obtained when available by contacting:

Sterne, Agee & Leach, Inc.

Attn: Prospectus Department

277 Park Avenue, 24th Floor

New York, NY 10172

Phone: 212-338-4708

Fax: 205-414-6373

Email: syndicate@sterneagee.com

Janney Montgomery Scott LLC,

Attn: Prospectus Department

1717 Arch Street

Philadelphia, Pennsylvania 19103

Telephone: 215-665-6170

Email: preinhart@janney.com

About Radiant Logistics

Radiant Logistics, Inc. (www.radiantdelivers.com) is a non-asset based transportation and logistics company providing domestic and international freight forwarding services and an expanding array of value-added solutions, including customs and property brokerage, order fulfillment, inventory management and warehousing. The company operates through a network of company-owned and independent agent offices across North America under the Radiant, Airgroup, Adcom, DBA and On Time network brands servicing a diversified account base including manufacturers, distributors and retailers using a network of independent carriers and international agents positioned strategically around the world.

Cautionary Statement about Forward Looking Information

Statements in this press release contain “forward looking” information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve a number of risks and uncertainties. Those factors include conditions in the financial markets and customary offering closing conditions. Please see Radiant Logistics’s filing with the SEC for certain other factors that may affect forward looking information.

Investor/Media Contact

Ryan McBride

(425) 943-4533

rmcbride@radiantdelivers.com

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